NEWS
FOR IMMEDIATE RELEASE

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                                                    Guy B. Lawrence
                                                    ROSS & LAWRENCE
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              PARAGON ANNOUNCES PLAN TO EXIT FEMININE CARE BUSINESS

          MOVE CONSISTENT WITH FOCUS ON DIAPER AND TRAINING PANT GROWTH

Norcross,  GA, August 16, 2000 - Paragon Trade Brands, Inc. (OTC Bulletin Board:
PGTR) today announced it plans to exit the feminine care business. The Company anticipates completing this process by year-end and is in discussions with several interested purchasers. The orderly transition from this business will enable the Company to focus its resources on the continued growth and expansion of its core diaper and pant businesses.

Commenting on the decision Chairman and Chief Executive Officer Michael Riordan noted, "Since emerging from Chapter 11 earlier this year Paragon's primary focus has been on growing our business and returning it to profitability as well as servicing our customers' needs. Thanks largely to the outstanding performance of our diaper and pant product lines we have recorded significant increases in revenues and cashflow and have achieved a major turn around.

"A recent in depth review of our business has resulted in our determination that our feminine care business does not fit into our future core strategies. The decision to exit this business is an extremely difficult one, particularly in light of the efforts of our employees at our Gaffney, South Carolina facility as well as the tremendous support of customers. However, I am confident that the best way for us to excel and to grow shareholder value is by narrowing our focus and becoming the best possible supplier of store brand diapers and pants to our retail customers. Focusing our energies, technology and capital resources exclusively on our core businesses will help us achieve that status."


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Paragon Announces Plan to Exit Feminine Care Business
Page 2


Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers and training pants in North America. Paragon manufactures a line of premium and economy diapers and training pants, which are distributed throughout North America through grocery and food stores, mass merchandisers, warehouse clubs and drug stores that market the products under their own store brand names. Through its international joint ventures, Paragon is also a leading supplier of infant disposable diapers and other absorbent personal care products in Mexico, Argentina, Brazil and China.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including, but not limited to: increased raw material prices and product costs; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; new competitors in the market; increased financial leverage; and patent litigation, are described in the Company's periodic filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

                                       ###

ALAN J. CYRON
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARAGON TRADE BRANDS, INC.
180 TECHNOLOGY PARKWAY
NORCROSS, GA 30092
678/969-5200